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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                           MarkWest Hydrocarbon, Inc.
             --------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
             --------------------------------------------------------
                         (Title of Class of Securities)


                                    570762104
             --------------------------------------------------------
                                 (CUSIP Number)


                                 January 2, 2002
             --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)

                                |_| Rule 13d-1(c)

                                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (03-00)                Page 1 of 7 pages

Schedule 13G                                                  Page 2 of 7 pages
CUSIP No. 570762104                                  MarkWest Hydrocarbon, Inc.
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Brian T. O'Neill
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           23,902.5 (shares held in 401(k) account)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          455,825**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         23,902.5 (shares held in 401(k) account)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            455,825**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        479,727.5
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)  N/A
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.64%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IN
________________________________________________________________________________

** As of January 2, 2002. Consists of (1) 409,475 shares owned directly by Mr.
   O'Neill and (2) 46,350 shares beneficially owned by Mr. O'Neill pursuant to currently exercisable options, or options exercisable within sixty days of January 2, 2002, granted to Brian O'Neill by MarkWest Hydrocarbon, Inc. under its employee stock option plan. Mr. O'Neill and his wife, Jennifer O'Neill, consolidated their holdings into a joint account in January 2002.

Schedule 13G                                                 Page 3 of 7 pages
CUSIP No. 570762104                                 MarkWest Hydrocarbon, Inc.
________________________________________________________________________________

Item 1.

      (a)   Name of Issuer: MarkWest Hydrocarbon, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            155 Inverness Drive West, Suite 200
            Englewood, Colorado  80112

Item 2.

      (a)   Name of Persons Filing:

            Brian T. O'Neill

      (b)   Address of Principal Business Office:

            c/o 155 Inverness Drive West, Suite 200
            Englewood, Colorado  80112

      (c) Citizenship: THE FILING PERSON'S CITIZENSHIP OR PLACE OF ORGANIZATION IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (d) Title of Class of Securities: common stock, par value $0.01 per share

      (e)   CUSIP Number:  570762104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)  |_|  Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
      (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)  |_|  An investment adviser in accordance with
                Section 240.13d-1(b)(ii)(E).
      (f)  |_|  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F).

Schedule 13G                                                 Page 3 of 7 pages
CUSIP No. 570762104                                 MarkWest Hydrocarbon, Inc.
________________________________________________________________________________

      (g)  |_|  A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G).
      (h)  |_|  A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813).
      (i)  |_|  A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
      (j)  |_|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            THE AMOUNT BENEFICIALLY OWNED BY THE FILING PERSON IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (b)   Percent of Class:

            THE PERCENT OF CLASS BENEFICIALLY OWNED BY THE FILING PERSON IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (c)   Number of shares as to which such persons have:

             (i)  Sole power to vote or to direct the vote:

                  THE NUMBER OF SHARES AS TO WHICH THE FILING PERSON HAS THE SOLE POWER TO VOTE OR TO DIRECT THE VOTE IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

            (ii)  Shared power to vote or to direct the vote:

                  THE NUMBER OF SHARES AS TO WHICH THE FILING PERSON HAS THE SHARED POWER TO VOTE OR TO DIRECT THE VOTE IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

            (iii) Sole power to dispose or to direct the disposition of:

Schedule 13G                                                 Page 4 of 7 pages
CUSIP No. 570762104                                 MarkWest Hydrocarbon, Inc.
________________________________________________________________________________

                  THE NUMBER OF SHARES AS TO WHICH THE FILING PERSON HAS THE SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

            (iv)  Shared power to dispose or to direct the disposition of:

                  THE NUMBER OF SHARES AS TO WHICH THE FILING PERSON HAS THE SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF IS SET FORTH ON THE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

Item 5. Ownership of Five Percent or Less of a Class:

        N/A

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Schedule 13G                                                 Page 6 of 7 pages
CUSIP No. 570762104                                 MarkWest Hydrocarbon, Inc.
________________________________________________________________________________


Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                 Page 7 of 7 pages
CUSIP No. 570762104                                 MarkWest Hydrocarbon, Inc.
________________________________________________________________________________


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          1/10/02
                                          -------------------------------------


                                          /S/BRIAN T. O'NEILL
                                          -------------------------------------
                                          Signature


                                          BRIAN T. O'NEILL
                                          -------------------------------------
                                          Name